CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 22, 2020, relating to the financial statements and financial highlights of the Money Market Fund and U.S. Government Money Market Fund, two separate portfolios of Northern Funds, appearing in the Annual Report on Form N-CSR of Northern Funds for the year ended March 31, 2020, and to the references to us under the headings “Service Providers” and “Financial Highlights” in the Prospectus/Proxy statement, under the heading “The Reorganization” in Appendix A Plan of Reorganization and under the heading “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 8, 2021